PROSPECTUS                 Pricing Supplement No. 2689
Dated January 10, 1995     Dated January 11, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 33-60723


              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  January 11, 1996

Settlement Date (Original Issue Date):  January 17, 1996

Maturity Date:  January 17, 1997

Principal Amount (in Specified Currency):  US$100,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$100,000,000

Interest Rate:
  Interest Calculation:
   X  Regular Floating Rate
  ___ Inverse Floating Rate
  ___ Other Floating Rate

  Interest Rate Basis:  ___ CD Rate   ___ Commercial Paper Rate
  ___ Federal Funds Rate (See "Additional Terms - Interest" below)
   X  LIBOR   ___ Prime Rate  ___ Treasury Rate
  ___ Other (See "Additional Terms - Interest" below)

  Spread (Plus or Minus): minus 0.055%  Spread Multiplier:  N/A

  Index Maturity: 3 Months              Index Currency:  US Dollar

  Maximum Interest Rate:  N/A           Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates:   Every January 17, April 17, July 17
                            and October 17, commencing on April
                            17, 1996

  Initial Interest Rate
  Per Annum:                To be determined two London Banking
                            Days prior to the Original Issue Date


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2689
                       Dated January 11, 1996
                       Rule 424(b)(3)-Registration Statement
                       No. 33-60723


  Interest Reset Periods
  and Dates:               Quarterly on each Interest Payment Date

  Interest Determination
  Dates:                   Two London Banking Days prior to each
Interest Reset Date


Form of Notes:

   X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A


Indexed Notes:

  Currency Base Rate:  N/A

                      (Floating Rate Notes)
                                             Page 3
                       Pricing Supplement No. 2689
                       Dated January 11, 1996
                       Rule 424(b)(3)-Registration Statement
                       No. 33-60723


Additional Terms:

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.


Plan of Distribution:

  The Notes are being purchased by UBS Securities Inc. (the
  "Underwriter"), as principal, at 100% of the aggregate principal amount.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.